Exhibit 99.2
Instruction Booklet to the Letter of Transmittal
for the OFFER TO EXCHANGE
up to 225,361,295 Shares of Common Stock of
MINIMED GROUP, INC.
for Outstanding Ordinary Shares of
MEDTRONIC PLC
Pursuant to the Prospectus dated September 14, 2026

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON OCTOBER 9, 2026, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” ORDINARY SHARES OF MEDTRONIC PLC TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

This Instruction Booklet to the Letter of Transmittal (the “Letter of Transmittal”) provides information and instructions on how to properly complete the Letter of Transmittal. We urge you to read this Instruction Booklet and the Prospectus dated September 14, 2026 (the “Prospectus”). After carefully reading these materials, please complete the enclosed Letter of Transmittal and return it to the Exchange Agent at one of the addresses listed below. If indicated on the front page of your enclosed Letter of Transmittal, you may instead complete the electronic Letter of Transmittal via the internet, at the website provided. You should complete the Letter of Transmittal only if you hold ordinary shares of Medtronic plc in certificated form or in uncertificated form registered directly in your name in Medtronic plc’s share register.

The Information Agent for the Exchange Offer is:
D.F. KING & CO., INC.
28 Liberty Street, 53rd Floor
New York, New York 10005
Shareholders call: (877) 361-7972
Banks, Brokers and all others outside the United States call: (646) 845-0146
By Email: minimed@dfking.com
The Exchange Agent for the Exchange Offer is:
EQUINITI TRUST COMPANY, LLC
Mail or deliver this Letter of Transmittal together with the certificate(s) representing your shares, to:
By Registered or Certified Mail or Overnight Courier:
Equiniti Trust Company, LLC
Shareowner Services
Voluntary Corporate Actions
1110 Centre Pointe Curve, Suite 101
Mendota Heights, Minnesota 55120
By Email (for Notice of Guaranteed Delivery or Notice of Withdrawal only):
EQSS-VoluntaryEvents@equiniti.com

IMPORTANT-PLEASE READ THIS INSTRUCTION BOOKLET CAREFULLY BEFORE COMPLETING THE ENCLOSED, OR, IF ELIGIBLE, THE ELECTRONIC, LETTER OF TRANSMITTAL
Ladies and Gentlemen:
Reference is made to the prospectus, dated September 14, 2026 (the “Prospectus”), the enclosed Letter of Transmittal and this Instruction Booklet to the Letter of Transmittal (this “Instruction Booklet”), which, together with any amendments or supplements thereto or hereto, constitute the offer to exchange (the “Exchange Offer”) by Medtronic plc, an Irish public limited company (“Medtronic”), up to an aggregate of 225,361,295 newly issued shares of common stock, par value $0.01 per share (“MiniMed Common Stock”), of MiniMed Group, Inc., a Delaware corporation (“MiniMed”), for outstanding ordinary shares, par value $0.0001 per share (“Medtronic Ordinary Shares”), of Medtronic that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer. Such exchange shall be consummated at a ratio of shares of MiniMed Common Stock for each Medtronic Ordinary Share tendered based upon the respective average trading prices for Medtronic Ordinary Shares and MiniMed Common Stock during a three trading day period ending on and including the second trading day before the Exchange Offer expires, upon the terms and subject to the conditions set forth herein and in the Prospectus. The Exchange Offer will expire, and related withdrawal rights will terminate, at 12:00 midnight, New York City time, at the end of the day on October 9, 2026, unless extended or terminated in accordance with applicable law and the terms of the Exchange Offer. The last day on which tendered Medtronic Ordinary Shares will be accepted, whether on October 9, 2026 or any later date to which the Exchange Offer is extended, is referred to herein as the “expiration date.”
Upon the terms and subject to the conditions of the Exchange Offer, by executing the Letter of Transmittal, I hereby irrevocably appoint Medtronic’s designees as my attorneys-in-fact and proxies, each with full power of substitution, to the full extent of my rights with respect to my Medtronic Ordinary Shares validly tendered and accepted for exchange by Medtronic and with respect to any and all other Medtronic Ordinary Shares and other securities issued or issuable in respect of the tendered Medtronic Ordinary Shares on or after the expiration of the Exchange Offer. That appointment is effective when and only to the extent that Medtronic deposits the newly issued shares of MiniMed Common Stock to which I will be entitled (after any proration) for the Medtronic Ordinary Shares that I have validly tendered to Equiniti Trust Company, LLC (the “Exchange Agent”) and not withdrawn. All such proxies shall be considered coupled with an interest in the validly tendered Medtronic Ordinary Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that I have given will be revoked and I may not give any subsequent proxies (and, if given, they will not be deemed effective). Medtronic’s designees will, with respect to the Medtronic Ordinary Shares for which the appointment is effective, be empowered, among other things, to exercise all of my voting and other rights as they, in their sole discretion, deem proper. Medtronic reserves the right to require that, in order for Medtronic Ordinary Shares to be deemed validly tendered, immediately upon Medtronic’s acceptance for exchange of those Medtronic Ordinary Shares, Medtronic must be able to exercise full voting rights with respect to such shares.
Medtronic is authorized under Article 12 of its Articles of Association to effect acquisitions of Medtronic Ordinary Shares as redemptions and any acquisitions of Medtronic Ordinary Shares pursuant to the Exchange Offer will be effected by redemption. References in this Instruction Booklet to an “acquisition,” “repurchase,” “acceptance,” “exchange,” or “tender” means a “redemption,” “acceptance for redemption,” “exchange for redemption,” or “tender for redemption” as the context permits, and similar terms shall be construed accordingly. The proper tendering or deemed tendering of Medtronic Ordinary Shares pursuant to the Exchange Offer shall constitute an agreement, transaction or trade with Medtronic within the meaning of Article 12 of Medtronic’s Articles of Association and such Medtronic Ordinary Shares shall be deemed to be Redeemable Shares within the meaning of Medtronic’s Articles of Association. Medtronic will cancel Medtronic Ordinary Shares that are redeemed pursuant to the Exchange Offer.
In connection with the Exchange Offer and my tender of Medtronic Ordinary Shares, by executing the Letter of Transmittal, I will represent and warrant to Medtronic that:
(1)I have full power and authority to tender and exchange the Medtronic Ordinary Shares represented by the share certificate(s) surrendered herewith or tendered in book-entry form, or covered by a guarantee of delivery. When Medtronic accepts such shares for exchange pursuant to the Exchange Offer, Medtronic will acquire good, marketable and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the tender and exchange of my Medtronic Ordinary Shares, and all authority I have conferred or agreed to confer in the Letter of Transmittal and all of my obligations hereunder shall be binding upon my successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives, and shall survive and not be affected by my death or incapacity.
(2)I have a net long position equal to or greater than the amount of (1) Medtronic Ordinary Shares tendered or (2) other securities immediately convertible into or exchangeable or exercisable for the Medtronic Ordinary Shares tendered and I will acquire such shares for tender by conversion, exchange or exercise; and I will cause such shares to be delivered in accordance with the terms of the Prospectus.
(3)My participation in the Exchange Offer and the tender of such Medtronic Ordinary Shares complies with Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended, and the applicable laws of both the jurisdiction where I received the materials relating to the Exchange Offer and the jurisdiction from which the tender is being made.
(4)I understand that the tendering of my Medtronic Ordinary Shares is not made in acceptable form until receipt by the Exchange Agent of the Letter of Transmittal, duly completed and manually signed, together with any share certificate(s) representing Medtronic Ordinary Shares and all accompanying evidences of authority. I agree that all questions as to validity, form and eligibility of any tender for exchange of the Medtronic Ordinary Shares will be determined by Medtronic or the Exchange Agent.
(5)I understand that, pending the completion of the Exchange Offer, I may not and shall not sell or otherwise transfer the Medtronic Ordinary Shares subject to the Letter of Transmittal unless the Exchange Offer is terminated or I properly withdraw my tendered Medtronic Ordinary Shares prior to the expiration date.
(6)I acknowledge that, until I properly surrender the share certificate(s) representing the Medtronic Ordinary Shares to which the Letter of Transmittal relates or properly tender such Medtronic Ordinary Shares to the Exchange Agent in book-entry form, I will not receive any shares of MiniMed Common Stock issuable in connection with the Exchange Offer (nor any cash in lieu of fractional shares thereof). Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate(s) will pass, only upon proper delivery thereof to the Exchange Agent in the appropriate manner to one of the addresses listed in this Instruction Booklet.
(7)I acknowledge that, by executing the Letter of Transmittal, I will waive any rights to receive, and forfeit any rights to, shares of MiniMed Common Stock issued to holders of Medtronic Ordinary Shares in a “clean-up divestment” (as defined in the Prospectus) in respect of those Medtronic Ordinary Shares that I have tendered and which are accepted by Medtronic.
(8)FOR NON-U.S. PERSONS: I acknowledge that Medtronic has advised me that it has not taken any action under the laws of any country outside the United States to qualify or otherwise facilitate a public offer to exchange Medtronic Ordinary Shares for MiniMed Common Stock in that country; that there may be restrictions that apply in other countries, including with respect to transactions in Medtronic Ordinary Shares or MiniMed Common Stock in my home country; that, if I am located outside the United States, my ability to tender Medtronic Ordinary Shares in the Exchange Offer will depend on whether there is an exemption available under the laws of my home country that would permit me to participate in the Exchange Offer without the need for Medtronic or MiniMed to take any action to qualify or otherwise facilitate a public offering in that country or otherwise; that Medtronic will rely on my representation that my participation in the Exchange Offer is made pursuant to and in compliance with the applicable laws in the jurisdiction in which I am resident or from which I am tendering my shares and in a manner that will not require Medtronic or MiniMed to take any action to qualify or otherwise facilitate a public offering in that country or otherwise; and that Medtronic will rely on my representations concerning the legality of my participation in the Exchange Offer in determining to accept any shares that I am tendering for exchange. By executing the Letter of Transmittal, I will, upon request, execute and deliver any further documents that either the Exchange Agent or Medtronic deems to be necessary or desirable to complete the exchange of the shares I have tendered, and all authority I have conferred or agreed to confer in the Letter of Transmittal and all of my obligations hereunder shall be binding upon my successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives, and shall survive and not be affected by my death or incapacity.
(9)FOR PERSONS IN THE EUROPEAN ECONOMIC AREA (“EEA”): I further acknowledge that the Exchange Offer is not available in any member state of the EEA (each, an “EEA Member State”) or addressed to any persons in any EEA Member State except to persons who are “qualified investors” as defined in Article 2(e) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended. By executing the Letter of Transmittal, I represent, warrant and agree that I am a “qualified investor” as so defined. I acknowledge that Letters of Transmittal from persons whose addresses are in any EEA Member State who do not appear to be “qualified investors” may be rejected.
(10)I acknowledge that Medtronic is authorized under Article 12 of its Articles of Association to effect acquisitions of Medtronic Ordinary Shares as redemptions and any acquisitions of Medtronic Ordinary Shares pursuant to the Exchange Offer will be effected by redemption. I acknowledge that the proper tendering or deemed tendering of Medtronic

Ordinary Shares pursuant to the Exchange Offer shall constitute an agreement, transaction, or trade with Medtronic within the meaning of Article 12 of Medtronic’s Articles of Association and such Medtronic Ordinary Shares shall be deemed to be Redeemable Shares within the meaning of Medtronic’s Articles of Association.

INSTRUCTIONS
Forming Part of the Terms and Conditions of this Exchange Offer
IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE IN THE EXCHANGE OFFER, THE EXCHANGE AGENT MUST RECEIVE, ON OR BEFORE 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON THE EXPIRATION DATE OF THE EXCHANGE OFFER, (A) (I) SHARE CERTIFICATES REPRESENTING ALL VALIDLY TENDERED MEDTRONIC ORDINARY SHARES (OTHER THAN MEDTRONIC ORDINARY SHARES IN UNCERTIFICATED FORM REGISTERED DIRECTLY IN MEDTRONIC’S SHARE REGISTER THAT ARE DELIVERED BY BOOK-ENTRY TENDER), IN PROPER FORM FOR TENDER OR (II) WITH RESPECT TO SHARES DELIVERED BY BOOK-ENTRY TENDER THROUGH DTC, CONFIRMATION OF A BOOK-ENTRY TENDER OF THOSE SHARES IN THE EXCHANGE AGENT’S ACCOUNT AT DTC (A “DTC CONFIRMATION”); (B) THE LETTER OF TRANSMITTAL OR, IN THE CASE OF MEDTRONIC ORDINARY SHARES DELIVERED BY BOOK-ENTRY TENDER THROUGH DTC, AN AGENT’S MESSAGE; AND (C) ANY OTHER REQUIRED DOCUMENTS.
1.Signatures on Letter of Transmittal; Stock Powers and Endorsements. If the Letter of Transmittal is signed by the registered holder(s) of the Medtronic Ordinary Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the share certificate(s) or as reflected on the Letter of Transmittal for Medtronic Ordinary Shares in uncertificated form registered directly in Medtronic’s share register (“Direct Registration Shares”), in each case, without alteration, enlargement or any change whatsoever. If any of the Medtronic Ordinary Shares tendered by the Letter of Transmittal are held of record by two or more joint owners, each such owner must sign the Letter of Transmittal.
If any of the Medtronic Ordinary Shares tendered by the Letter of Transmittal are registered in different names on several share certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are such different registrations.
If the Letter of Transmittal or any share certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and must submit to the Exchange Agent proper evidence satisfactory to Medtronic of the authority of such person to so act. Proper evidence of authority includes a power of attorney, a letter of testamentary, a letter of appointment or a Letter of Transmittal with a signature guarantee (as defined in Instruction 2).
If the Letter of Transmittal is signed by the registered holder(s) of the Medtronic Ordinary Shares listed and transmitted thereby, no endorsements of share certificates or separate stock powers are required.
If the share certificate(s) of Medtronic Ordinary Shares or Direct Registration Shares are registered in the name of a person other than the person who signs the Letter of Transmittal, and other than in the case of a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, the certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holder(s) appear on the face of the certificates or as reflected on the Letter of Transmittal for Direct Registration Shares, in each case, without alteration, enlargement or any change whatsoever, with the signature(s)

on the certificates or stock powers guaranteed by an Eligible Institution (as defined below in Instruction 2).
In the event that, pursuant to this Instruction 1 or Instruction 2 below, a signature guarantee is required to complete the Letter of Transmittal, holders of Direct Registration Shares who would otherwise have been eligible to submit the electronic Letter of Transmittal via the internet must complete and return the Letter of Transmittal to the Exchange Agent by mail.
2.Signature Guarantees. All signatures on the Letter of Transmittal must be guaranteed by a firm which is a member in good standing of the Securities Transfer Agents Medallion Program or by an eligible guarantor institution (as defined in Rule 17Ad-15 under the Exchange Act) (each of the foregoing, an “Eligible Institution”), unless (a) the Letter of Transmittal is signed by the registered holder(s) of Medtronic Ordinary Shares tendered therewith, and such holder(s) has (have) not completed the “Special Tendering Instructions” or “Special Delivery Instructions,” as applicable, enclosed with the Letter of Transmittal or (b) such Medtronic Ordinary Shares are tendered for the account of an Eligible Institution. Holders of Medtronic Ordinary Shares may also need to have any share certificates they deliver endorsed or accompanied by a stock power, and the signature on such documents may also need to be guaranteed. See Instruction 1.
3.Delivery of Letter of Transmittal and Share Certificates or Book-Entry Confirmations. The Letter of Transmittal shall be used (i) if you are tendering certificated Medtronic Ordinary Shares and share certificates are forwarded with the Letter of Transmittal or pursuant to a Notice of Guaranteed Delivery, or (ii) if Direct Registration Shares registered in your name are to be tendered. If you are tendering certificated Medtronic Ordinary Shares, you must return an original executed copy of the Letter of Transmittal or, if applicable, a Notice of Guaranteed Delivery, to the Exchange Agent to one of the addresses set forth above. However, as more fully described in Instruction 4 below, you may use an email transmission to tender Medtronic Ordinary Shares via a Notice of Guaranteed Delivery. If you are tendering Direct Registration Shares registered in your name, you may return an original executed copy of the Letter of Transmittal or, unless a signature guarantee is required, submit an electronic Letter of Transmittal via the internet at the website set forth on the front page of the enclosed Letter of Transmittal.
Please do not send any share certificates, Letters of Transmittal or other documents directly to Medtronic, MiniMed, the Information Agent or any of the dealer managers. The Exchange Agent must receive, on or before the expiration date of the Exchange Offer at one of its mailing addresses set forth herein or, if applicable, via the dedicated website (and subject to the possibility of delivering a Notice of Guaranteed Delivery):
(a)(i) share certificates representing all tendered Medtronic Ordinary Shares (other than any Direct Registration Shares), in proper form for tendering; or (ii) in the case of Medtronic Ordinary Shares delivered by book-entry tender through DTC, a DTC Confirmation, in proper form for tendering;
(b)a Letter of Transmittal for Medtronic Ordinary Shares, properly completed and duly executed (including any signature guarantees that may be required) or, in the case of Medtronic Ordinary Shares delivered by book-entry tender through DTC, an agent’s message (as defined below); and

(c)any other required documents (whether required by the Letter of Transmittal or otherwise).
A properly completed and duly executed Letter of Transmittal (either in physical or electronic form, as appropriate) must accompany each delivery of Medtronic Ordinary Shares to the Exchange Agent (whether such shares are certificated or are uncertificated Direct Registration Shares).
THE METHOD USED TO DELIVER THE SHARE CERTIFICATES REPRESENTING MEDTRONIC ORDINARY SHARES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. DELIVERY OF ALL SUCH DOCUMENTS IS NOT EFFECTIVE AND RISK OF LOSS OF THE MEDTRONIC ORDINARY SHARES DOES NOT PASS TO THE EXCHANGE AGENT UNTIL THE EXCHANGE AGENT RECEIVES SUCH DOCUMENTS (INCLUDING, IN THE CASE OF A BOOK-ENTRY TENDER THROUGH DTC, AN AGENT’S MESSAGE AND A DTC CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.
No alternative, conditional or contingent tenders will be accepted. All tendering shareholders, by executing the Letter of Transmittal or causing an agent’s message and a DTC Confirmation to be delivered, waive any right to receive any notice of the acceptance of their Medtronic Ordinary Shares for exchange.
All questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of a tender of Medtronic Ordinary Shares will be determined by Medtronic in its sole discretion. Medtronic may delegate such power in whole or in part to the Exchange Agent. Any such determinations may be challenged in a court of competent jurisdiction. A valid tender will not be deemed to have been made until all defects and irregularities have been cured or waived, but Medtronic reserves the right to waive any irregularities or defects in the tender of any Medtronic Ordinary Shares.
If you hold Medtronic Ordinary Shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should not use the Letter of Transmittal to direct the tender of your Medtronic Ordinary Shares, but instead should follow the instructions sent to you by that institution. That institution must notify DTC and cause it to tender the Medtronic Ordinary Shares into the Exchange Agent’s account in accordance with DTC procedures. If that institution holds Medtronic Ordinary Shares through DTC, it must also ensure that the Exchange Agent receives a DTC Confirmation and an agent’s message from DTC confirming the book-entry tender of your Medtronic Ordinary Shares. The term “agent’s message” means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares that are the subject of the accompanying DTC Confirmation that (i) such participant has received and agrees to be bound by the terms of the Letter of Transmittal and the related Instruction Booklet and (ii) Medtronic may enforce such agreement against the participant.

4.Notice of Guaranteed Delivery. Shareholders (i) whose share certificates are not immediately available; (ii) who cannot comply with the procedures for book-entry tender on a timely basis; or (iii) who cannot deliver share certificates or other required documents to the Exchange Agent on or before the expiration date of the Exchange Offer, may still tender their Medtronic Ordinary Shares by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedure described in the Prospectus under “The Exchange Offer—Procedures for Tendering.” Those procedures require that:
(a)such tender must be made by or through an Eligible Institution;
(b)on or before the expiration date of the Exchange Offer, the Exchange Agent must receive a properly completed and duly executed Notice of Guaranteed Delivery (substantially in the form provided by Medtronic); and
(c)by no later than 12:00 midnight, New York City time, at the end of the day on the second NYSE trading day after the date of execution of such Notice of Guaranteed Delivery, the Exchange Agent must receive (A)(1) share certificates representing all validly tendered Medtronic Ordinary Shares (other than Direct Registration Shares), in proper form for tendering or (2) with respect to shares delivered by book-entry tender through DTC, a DTC Confirmation, (B) a letter of transmittal for Medtronic Ordinary Shares, properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry tender through DTC, an agent’s message and (C) any other required documents, whether required by the Letter of Transmittal or otherwise.
Registered shareholders (including any participant in DTC whose name appears on a security position listing of DTC as the owner of Medtronic Ordinary Shares) may transmit the Notice of Guaranteed Delivery by email transmission or mail it to the Exchange Agent. If you hold Medtronic Ordinary Shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, that institution must submit any Notice of Guaranteed Delivery on your behalf. You must, in all cases, include a Medallion guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.
5.Partial Tenders (Applicable Only to Persons Tendering Certificated Medtronic Ordinary Shares). If you are tendering fewer than all of the Medtronic Ordinary Shares evidenced by any share certificate you deliver to the Exchange Agent, you must check the applicable box and fill in the number of Medtronic Ordinary Shares that you are tendering in the space provided on the first page of the Letter of Transmittal. In such cases, promptly after the expiration of the Exchange Offer, the Exchange Agent will credit the remainder of the Medtronic Ordinary Shares that were evidenced by the certificate(s) but not tendered, to a Direct Registration Share account in the name of the registered holder(s) maintained by Medtronic’s transfer agent, unless otherwise provided below in Instruction 8 hereto. Unless you indicate otherwise, all of the Medtronic Ordinary Shares represented by share certificates delivered to the Exchange Agent will be deemed to have been tendered. No share certificates are expected to be delivered to you, including in respect of any Medtronic Ordinary Shares delivered to the Exchange Agent that were previously in certificated form.
6.Inadequate Space. If the space provided in the Letter of Transmittal is inadequate, the certificate numbers and/or the number of Medtronic Ordinary Shares and any other required information should be listed on a separate schedule and attached to the Letter of

Transmittal. Each page of such schedule should be separately signed in the same manner as the Letter of Transmittal is signed.
7.Odd-Lot Shares. Shareholders who directly or beneficially own fewer than 100 Medtronic Ordinary Shares who elect to tender all of their Medtronic Ordinary Shares will not be subject to proration if the Exchange Offer is oversubscribed. All Medtronic Ordinary Shares owned by them will be accepted for exchange and will not be subject to proration. Direct or beneficial holders of more than 100 Medtronic Ordinary Shares, and those who own fewer than 100 Medtronic Ordinary Shares but do not tender all of their shares, will be subject to proration.
8.Special Tendering and Delivery Instructions. If (i) a check for cash in lieu of fractional shares of MiniMed Common Stock or shares of MiniMed Common Stock are to be issued in the name of, and/or Medtronic Ordinary Shares not validly tendered or not accepted for exchange are to be issued or returned to, a person other than the signer(s) of the Letter of Transmittal; or (ii) a check is to be mailed to a person other than the signer(s) of the Letter of Transmittal or to an address other than that shown in the box on the first page of the Letter of Transmittal, then the appropriate instructions in the “Special Tendering Instructions” and “Special Delivery Instructions,” as applicable, enclosed with the Letter of Transmittal should be completed. If you intend to complete the “Special Tendering Instructions” or the “Special Delivery Instructions” pursuant to the preceding sentence, a signature guarantee will be required and you must complete and return the Letter of Transmittal to the Exchange Agent by mail. In the case of payment to or issuance in the name of a person other than the registered holder, satisfactory evidence of the payment of transfer taxes or exemption therefrom must be satisfied. If no instructions are given, Medtronic Ordinary Shares not validly tendered for exchange or not accepted in the Exchange Offer and/or shares of MiniMed Common Stock will be credited in book-entry form in a book-entry share account, in the name of the registered holder maintained by Medtronic or MiniMed’s transfer agent, respectively.
With respect to any Medtronic Ordinary Shares tendered through DTC, a Medtronic shareholder may request that Medtronic Ordinary Shares not exchanged be credited to a different account maintained at DTC by providing the appropriate instructions pursuant to DTC’s applicable procedures. If no such instructions are given, all Medtronic Ordinary Shares not accepted for exchange will be returned by crediting the same account at DTC as the account from which such shares were delivered.
Physical certificates representing shares of MiniMed Common Stock will not be issued pursuant to the Exchange Offer. Instead, the Exchange Agent will cause shares of MiniMed Common Stock to be credited in book-entry form to direct registered accounts maintained by MiniMed’s transfer agent for the benefit of the respective holders (or, in the case of Medtronic Ordinary Shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its account holders). Promptly following the crediting of Medtronic Ordinary Shares to your direct registered account, you will receive a statement from MiniMed’s transfer agent evidencing your holdings, as well as general information on the book-entry form of ownership.
9.Requests for Assistance or Additional Copies. You may direct any questions or requests for assistance to the Information Agent at its telephone number and address set forth on the first page of this Instruction Booklet, or to your broker, dealer, commercial bank, trust company, custodian or similar institution. You may obtain additional copies of the Prospectus, the Letter of Transmittal, this Instruction Booklet, the Notice of Guaranteed

Delivery, the form of Notice of Withdrawal and other Exchange Offer materials from the Information Agent at Medtronic’s expense.
10.Backup Withholding. In order to avoid U.S. federal “backup withholding” at a rate of 24% with respect to cash received in exchange for fractional shares pursuant to the Exchange Offer, each shareholder tendering Medtronic Ordinary Shares in the Exchange Offer, or such holder’s assignee (in either case, the “Payee”), must provide the Exchange Agent with the Payee’s correct Taxpayer Identification Number (“TIN”), generally the shareholder’s social security or federal employer identification number, on the Internal Revenue Service (“IRS”) Form W-9, which is provided in the Letter of Transmittal or, alternatively, must establish another basis for exemption from backup withholding. A Payee must cross out item (2) under Part II (Certification) of the IRS Form W-9 if such Payee has been notified by the IRS that such Payee is currently subject to backup withholding because of underreporting interest or dividends on such Payee’s tax return. In addition to potential penalties, failure to provide the correct information on the IRS Form W-9 may subject the Payee to 24% federal backup withholding on any cash payments made to such Payee pursuant to the Exchange Offer. If the Payee has not been issued a TIN and has applied for one or intends to apply for one in the near future, such Payee should write “Applied For” in the space for the TIN and sign and date the IRS Form W-9. If “Applied For” is written in the space for the TIN and the Exchange Agent is not provided with a TIN by the time of payment, the Exchange Agent will withhold 24% from any cash payments made to such Payee. A Payee that is not a U.S. person may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8EXP or IRS Form W-8IMY, as applicable (which can be obtained from the IRS website http://www.irs.gov or by contacting the Exchange Agent) signed under penalty of perjury, attesting to that Payee’s exempt status. Please see “Important U.S. Federal Tax Information” below.
11.Lost, Stolen, Mutilated or Destroyed Certificates. If any certificate(s) representing your Medtronic Ordinary Shares have been lost, stolen, mutilated or destroyed, and you wish to tender these shares, you will need to contact Equiniti Trust Company, LLC, the transfer agent for Medtronic, at +1 (888) 648-8154 for instructions to obtain an Affidavit of Loss. The executed Affidavit of Loss will then be required to be submitted, together with the completed Letter of Transmittal, in order to tender your Medtronic Ordinary Shares. In certain circumstances, you may be required to pay a lost certificate replacement fee in connection with obtaining the Affidavit of Loss. In addition, you may be required to post a bond to secure against the risk the certificates may be subsequently re-circulated. You are urged to contact Equiniti Trust Company, LLC immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to pay a fee or post a bond.
12.Withdrawal. You may withdraw your previously tendered Medtronic Ordinary Shares at any time before 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer and, unless Medtronic has previously accepted them pursuant to the Exchange Offer, such shares may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once Medtronic accepts Medtronic Ordinary Shares pursuant to the Exchange Offer, any tendering Medtronic shareholder’s tender is irrevocable. In order to withdraw your shares, you may provide a written Notice of Withdrawal to the Exchange Agent at its address set forth above. The Notice of Withdrawal must include the name of the person who tendered the Medtronic Ordinary Shares, the number of shares to be withdrawn and, if different from that of the person who tendered those shares, the name of the registered holder of such shares. Medtronic has provided to registered holders a form of Notice of Withdrawal, which they may use to withdraw their shares. You may obtain additional copies of the Notice of Withdrawal form from the Information Agent. Holders of Direct Registration Shares who tendered their shares via the internet may withdraw all or some of their shares through the same website used to tender such shares, instead of providing a written or emailed Notice of Withdrawal to the Exchange Agent.
If certificates have been delivered to the Exchange Agent, the name of the registered holder thereof and the serial numbers of the particular certificates evidencing such shares intended to be withdrawn must also be furnished to the Exchange Agent, as stated above, in order for you to receive return of the certificates representing withdrawn shares.
If Medtronic Ordinary Shares have been tendered pursuant to the procedures for book-entry tender through DTC, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.
If you hold your Medtronic Ordinary Shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written Notice of Withdrawal to the Exchange Agent on your behalf before 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer. If you hold your Medtronic Ordinary Shares through such an institution, that institution must deliver the Notice of Withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a Notice of Withdrawal for such shares directly to the Exchange Agent.
Any Medtronic Ordinary Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.
However, you may re-tender withdrawn Medtronic Ordinary Shares by following one of the procedures described in the Prospectus under “The Exchange Offer—Procedures for Tendering” at any time prior to the expiration of the Exchange Offer.
13.Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined. The final exchange ratio will be announced by 9:00 a.m., New York City time, on the trading day immediately preceding the expiration date of the Exchange Offer by a public press release and will be available from the Information Agent at (877) 361-7972 (toll-free for shareholders) or (646) 845-0146 (banks, brokers, and all others outside the United States). If you are a registered shareholder of Medtronic Ordinary Shares (which will include persons holding certificated shares or Direct Registration Shares) and you wish to withdraw your shares after the final exchange ratio has been determined, then you may deliver either a written Notice of Withdrawal or an email transmission Notice of Withdrawal to the Exchange Agent in the form of the Notice of Withdrawal or, if applicable, withdraw your shares through the website used to tender such shares, in each case, prior to 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer. Medallion guarantees will not be required for such withdrawal notices. If you hold Medtronic Ordinary Shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, any Notice of Withdrawal must be delivered by that institution on your behalf.
Except as otherwise provided above, any tender made in response to the Exchange Offer is irrevocable.
14.Waiver of Conditions. Medtronic reserves the absolute right, subject to applicable law, to waive any of the specified conditions, in whole or in part, to the Exchange Offer at any time, other than the conditions relating to the absence of an injunction and the effectiveness of the registration statement for MiniMed Common Stock to be issued in the Exchange Offer. Even if all the conditions are fulfilled, Medtronic may withdraw the Exchange Offer at any time before it accepts tendered shares.
15.Irregularities. Medtronic reserves the absolute right to reject any and all tenders of Medtronic Ordinary Shares that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Medtronic also reserves the absolute right to waive any defect or irregularity in the tender of any Medtronic Ordinary Shares. No tender of Medtronic Ordinary Shares is valid until all defects and irregularities in tenders of such shares have been cured or waived. None of Medtronic, MiniMed, the dealer managers, the Exchange Agent, the Information Agent or any other person, nor any of their directors or officers, is or will be under any duty to give any notification of any defects or irregularities in the tender of Medtronic Ordinary Shares and none of them will incur any liability for failure to give any such notification. You may withdraw some or all of your shares by email transmission of a Notice of Withdrawal to the Exchange Agent or, if applicable, withdraw your shares through the website used to tender such shares, in each case, prior to 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer. Medallion guarantees will not be required for such withdrawal notices. If you hold Medtronic Ordinary Shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, any Notice of Withdrawal must be delivered by that institution on your behalf.
Medtronic will make all determinations regarding the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Medtronic Ordinary Shares and any notice of withdrawal in its sole discretion. Medtronic’s interpretations of the terms and conditions of this Exchange Offer (including the Letter of Transmittal and the instructions contained in this Instruction Booklet) may be challenged in a court of competent jurisdiction.

IMPORTANT U.S. FEDERAL TAX INFORMATION
In order to avoid backup withholding, each Payee is required to provide its correct TIN on the IRS Form W-9, which is included in the Letter of Transmittal, and to certify under penalties of perjury that such number is correct, or otherwise establish a basis for exemption from backup withholding. For instructions as to the proper TIN to be provided, see the instructions on the IRS Form W-9 (the “Instructions”), which is included in the Letter of Transmittal. If the Payee does not provide its correct TIN or an adequate basis for an exemption, such Payee may be subject to a penalty imposed by the IRS and backup withholding in an amount equal to 24% of any cash payment made to the holder with respect to Medtronic Ordinary Shares validly tendered in connection with the Exchange Offer. Backup withholding is not an additional tax. Rather, any amount of tax withheld will be credited against the tax liability of the person subject to the withholding. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS.
To prevent backup withholding, each Payee that is a U.S. person (including a U.S. resident alien), as defined under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations, must provide (i) its correct TIN by completing the IRS Form W-9 included in the Letter of Transmittal, certifying, under penalties of perjury, (x) that the TIN provided is correct (or that such Payee is awaiting a TIN), (y) that the Payee is not subject to backup withholding because (A) the Payee is exempt from backup withholding, (B) the Payee has not been notified by the IRS that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the IRS has notified the Payee that it is no longer subject to backup withholding, and (z) that such Payee is a U.S. person (including a U.S. resident alien), or (ii) if applicable, an adequate basis for exemption. A holder must cross out item (2) under Part II (Certification) of the IRS Form W-9 if such holder has been notified by the IRS that such holder is currently subject to backup withholding because of underreporting interest or dividends on such holder’s tax return. Each Payee that is a U.S. person is urged to consult his, her or its tax advisor for more information.
If the Payee does not have a TIN, such Payee should consult the Instructions for guidance on applying for a TIN, write “Applied For” in the space for the TIN and sign and date the IRS Form W-9. If “Applied For” is written in the space for the TIN, 24% of any cash payment made to the holder with respect to Medtronic Ordinary Shares validly tendered in connection with the Exchange Offer will be withheld unless a TIN is provided by the time payment is made.
If the Medtronic Ordinary Shares are in more than one name or are not in the name of the actual owner, please consult the Instructions for information on which TIN to report.
Certain Payees (including, among others, corporations and certain foreign persons) are not subject to these backup withholding requirements. Exempt U.S. holders should indicate their exempt status on IRS Form W-9. A holder that exchanges Medtronic Ordinary Shares in the Exchange Offer that is not a U.S. person may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8EXP or IRS Form W-8IMY, as applicable, signed under penalties of perjury, attesting to such Payee’s exempt status. Non-U.S. persons may obtain the appropriate IRS Form W-8 from the IRS website (http://www.irs.gov) or by contacting the Exchange Agent. Each Payee that is a non-U.S. person is urged to consult his, her or its tax advisor for more information.
FAILURE TO COMPLETE THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR AN APPROPRIATE IRS FORM W-8 MAY RESULT IN WITHHOLDING ON ANY CASH PAYMENTS MADE TO YOU PURSUANT TO THE EXCHANGE OFFER.